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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 89 to the Registration Statement No. 333-152265/811-21262 on Form N-4 of our reports dated March 24, 2008, relating to the financial statements of each of the Subaccounts of MetLife of CT Separate Account Eleven for Variable Annuities and MetLife of CT Fund BD III for Variable Annuities and the use of our report dated March 26, 2008 (May 14, 2008, as to Note 20 and October 29, 2008, as to
Note 21) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) appearing in the Statement of Additional Information Supplements, which are part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information Supplements, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Tampa, Florida
November 20, 2008